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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

The Trustees of the
Diamond Technology Partners
Incorporated 401(k) Plan:

We consent to incorporation by reference in the registration statements
(No. 333-88155, No. 333-31943 and No. 333-31965) on Form S-8 of Diamond
Technology Partners Incorporated of our report dated October 3, 2000, relating to the statements of net assets available for plan benefits of Diamond Technology Partners Incorporated 401(k) Plan as of December 31, 1999, and 1998, and the related statements of changes in net assets available for plan benefits for the years ended December 31, 1999 and 1998, which report appears in the December 31, 1999 report of Form 11-K of Diamond Technology Partners Incorporated 401(k) Plan.


                                                /s/ KPMG LLP

Chicago, Illinois
October 13, 2000